Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Dean W. Rivest
March 6, 2024	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Fourth Quarter 2023 Earnings”

	OMEGA FLEX, INC. (OFLX)
	For the Period Ended December 31,
	Twelve Months		Three Months

	2023	2022	2023	2022

Net Sales	$111,465,000	$125,487,000	$28,147,000	$30,817,000

Net Income attributable to Omega Flex, Inc.	$20,763,000	$23,622,000	$4,889,000	$6,181,000

Earnings Per Share – Basic and Diluted	$2.06	$2.34	$0.48	$0.61

Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Dean W. Rivest, CEO, announced that net sales of Omega Flex, Inc. (the “Company” or “Omega Flex”) for 2023 and 2022 were $111,465,000 and $125,487,000, respectively, decreasing 11.2%. Net sales for the fourth quarter of 2023 were 8.7% lower than during the same period in 2022. The decrease in net sales was mainly due to lower sales unit volumes as a result of the overall market continuing to be suppressed because of, among other factors, a decline in housing starts.

The Company’s net income for 2023 was $20,763,000 compared to $23,622,000 during 2022, decreasing $2,859,000 or 12.1%, mainly due to the decrease in net sales.

Although net sales were lower, the results for 2023 were favorably impacted by lower product liability reserves and expenses, lower marketing commissions and freight, higher interest income, and lower executive incentive compensation partly offset by higher marketing salary related expenses and travel and the provision for excess inventories for MediTrac® corrugated medical tubing products.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This press release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict and may be beyond the ability of Omega Flex to control. Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this press release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions, or circumstances.